Exhibit 11.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use of our report dated October 28, 2025, on the financial statements of Worthy Wealth Senior Living, Inc. and the related notes and schedules for the period from December 3, 2024 (inception) to June 30, 2025 (collectively referred to as the “financial statements”) included in this Regulation A Offering Statement of Worthy Wealth Senior Living, Inc., on Form 1-A, and to the reference to our firm under the heading “Experts”.

Assurance Dimensions, LLC

Coral Springs, Florida

April 27, 2026